Exhibit 10.32

FORM OF
BENSON HILL, INC. RESTRICTED SHARE AWARD AGREEMENT
STRATEGIC PERFORMANCE AWARD
This Restricted Share Award Agreement (this “Agreement”) is made and entered into effective December 21, 2023 (the “Grant Date”) by and between BENSON HILL, INC. (the “Company”) and the individual signatory to this Agreement (“you”). The Company adopted the Benson Hill, Inc. 2021 Omnibus Incentive Plan (the “Plan”) pursuant to which awards of Restricted Shares may be granted.
The Company hereby issues you the number of Restricted Shares as reflected in your E-Trade account. Your Restricted Shares are subject to the following terms and conditions, as well as the terms and conditions of the Plan. Capitalized terms used but not defined below have the meaning ascribed to them in the Plan. Your acceptance indicates that you have read this Agreement (including any appendices hereto) and agree to be bound by the terms and conditions of the Plan and this Agreement.
1.Vesting and Settlement. Subject to your continued service through the applicable Vesting Date, the Restricted Shares are eligible to vest upon the earlier of (i) June 5, 2025, or (ii) a Change in Control (each a “Vesting Date”); provided that, the Performance Goals listed below must have been achieved, or are on target to be achieved, on or prior to the applicable Vesting Date, as determined in the sole discretion of the Committee.
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The period over which the Restricted Shares vest is referred to as the “Restricted Period.”
Notwithstanding the foregoing, this Agreement will automatically terminate and you will automatically forfeit all interests and rights related to all your unvested Restricted Shares upon the earlier of (x) your service terminating for any reason before your Restricted Shares vest, or (y) June 6, 2025. You will have no right or interest in any forfeited Restricted Shares and neither the Company nor any Affiliate will have any further obligations under this Agreement.
2.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, you may not sell, transfer or encumber your Restricted Shares (or any rights relating to your Restricted Share) in any way. Any attempt to sell, transfer or encumber your Restricted Shares (or any rights relating to your Restricted Share) during the Restricted Period is wholly ineffective and, if you make any such attempt, you will automatically forfeit your Restricted Shares and all of your rights to the Restricted Shares will immediately terminate without any payment or consideration by the Company or any Affiliate.
3.Rights as Shareholder; Dividends. You will be the record owner of the Restricted Shares until the shares of Common Stock. are sold or otherwise disposed of, and, except as set forth below, are entitled to the rights of a shareholder of the Company including, without limitation, the right to vote such shares.
Notwithstanding the foregoing, if during the Restricted Period, the Company declares a dividend, the Company will credit an account with an amount equal to the dividends that would have been paid to you had your Restricted Shares been vested. Such dividends during the Restricted Period shall be subject to the same vesting, forfeiture, and restrictions on transferability as the Restricted Shares with respect to which they were paid. To the extent vested, dividends credited to your account will be paid on the first administratively practicable payroll date coincident or immediately following the date the Restricted Shares vest in accordance with Section 1.
The Company may issue stock certificates or evidence your interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Shares vests. If you forfeit any rights you have under this Agreement in accordance with Section 1, you will, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the forfeited Restricted Shares and shall no longer be entitled to vote or receive dividends on such shares.
4.No Right to Continued Employment or Service. Neither the Plan nor this Agreement confers upon you any right to be retained in any position with the Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Affiliate to terminate your employment or service at any time, with or without cause.
5.Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, your Restricted Shares shall be adjusted or terminated in any manner as contemplated by Section 5 of the Plan.
6.Taxes. You are required to pay to the Company, and the Company has the right to deduct from any compensation paid to you pursuant to the Plan, the amount of any required withholding taxes in respect of your Restricted Shares and to take all other action as the Committee deems necessary to satisfy all obligations for the payment of withholding taxes. The Committee may permit you to satisfy any federal, state or local tax withholding obligation by any of the means provided in Section 16 of the Plan, including but not limited to the Company withholding from delivery of shares of Common Stock.
You may make an election under Code §83(b) (a “Section 83(b) Election”) with respect to the Restricted Shares. Any such election must be made within thirty (30) days after the Grant Date. If you elect to make a Section 83(b) Election, you must provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. You agree to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all such taxes is and remains your responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any such taxes in connection with the grant or vesting of your Restricted Shares or the subsequent sale of any shares; and (b) does not commit to structure your Restricted Shares to reduce or eliminate your tax liability.
This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, neither the Company nor any Affiliate makes any representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company nor any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code Section 409A.
7.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred prior to the effective date of the Company’s Form S-8 Registration Statement and unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
A legend may be placed on any certificate(s) or other document(s) delivered to you indicating restrictions on transferability of the Restricted Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.
8.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Company’s Chief People Officer at the Company’s principal corporate offices. Any notice required to be delivered to you shall be in writing and addressed to your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
9.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
10.Interpretation. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. Either party must submit any dispute regarding the interpretation of this Agreement to the Committee for review. The Committee’s resolution of any dispute is final and binding on both parties.
11.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the Company’s successors and assigns. Subject to the restrictions on transfer, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom your Restricted Shares may be transferred by will or the laws of descent or distribution.
12.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
13.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of your Restricted Shares in this Agreement does not create any contractual right or other right to receive any Restricted Shares or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment or service with the Company or any Affiliate.

14.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel your Restricted Shares, prospectively or retroactively; provided, that, no such action shall adversely affect your material rights under this Agreement without regard to this Section 14 without your consent.
15.No Impact on Other Benefits. The value of your Restricted Shares is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by electronic means will have the same effect as physical delivery of the paper document bearing an original signature.
17.Acceptance. You hereby acknowledge receipt of a copy of the Plan and this Agreement. You have read and understand the terms and provisions the Plan and this Agreement, and accept your Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement.
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